Exhibit 99.1

FOR IMMEDIATE RELEASE

Compass Minerals Receives Notice of Filing Delinquency from
the New York Stock Exchange

OVERLAND PARK, Kan. (Aug. 16, 2024) – Compass Minerals (NYSE: CMP), a leading global provider of essential minerals, received written notice on August 15, 2024 from the New York Stock Exchange (NYSE) that, because the company has not yet filed its Quarterly Report on Form 10-Q for the quarter ended June 30, 2024 (the Report) with the Securities and Exchange Commission (SEC), the company is not in compliance with the continued listing requirements under Section 802.01E of the NYSE Listed Company Manual (Section 802.01E), which requires NYSE-listed companies to timely file all periodic reports with the SEC.

The company’s noncompliance with Section 802.01E has no immediate effect on the listing of the company’s securities on the NYSE. Compass Minerals plans to avail itself of the process provided by the NYSE to regain compliance. The company is working diligently to file the Report as soon as possible.

As previously reported by Compass Minerals in its Notification of Late Filing on Form 12b-25, filed with the SEC on Aug. 9, 2024, the company was unable to file the Report within the prescribed time period without unreasonable effort or expense as a result of pending restatements of its (i) unaudited financial statements included in its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2023, (ii) audited financial statements included in its Annual Report on Form 10-K for the period ended Sept. 30, 2023, (iii) unaudited financial statements included in its Quarterly Report on Form 10-Q for the quarterly period ended Dec. 31, 2023 and (iv) unaudited financial statements included in its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2024.

About Compass Minerals

Compass Minerals (NYSE: CMP) is a leading global provider of essential minerals focused on safely delivering where and when it matters to help solve nature’s challenges for customers and communities. The company’s salt products help keep roadways safe during winter weather and are used in numerous other consumer, industrial, chemical and agricultural applications. Its plant nutrition products help improve the quality and yield of crops, while supporting sustainable agriculture. Additionally, it is working to develop a long-term fire-retardant business. Compass Minerals operates 12 production and packaging facilities with nearly 2,000 employees throughout the U.S., Canada and the U.K. Visit compassminerals.com for more information about the company and its products.

Media Contact	Investor Contact
Rick Axthelm	Brent Collins
Chief Public Affairs and Sustainability Officer	Vice President, Investor Relations
+1.913.344.9198	+1.913.344.9111
MediaRelations@compassminerals.com	InvestorRelations@compassminerals.com